Exhibit 10.5

EXECUTION

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) among Nature Vision, Inc., a Minnesota corporation (the “Buyer”), and Cass Creek International, LLC, a New York limited liability company (“Cass Creek”) and Gary R. Lynn (“Lynn”), John T. Bergstue (“Bergstue”), and James G. Streib (“Streib”) (where Lynn, Bergstue and Streib are individuals, each of whom may be referred to as a “Member” or collectively as “Members,” and where Members and Cass Creek referred to collectively as the “Sellers”), takes effect on September 20, 2007 (the “Closing Date”). The Buyer, Cass Creek, Bergstue, Streib and Lynn are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A.	Cass Creek manufactures and distributes electronic game calling devices (the “Business”).
B.

The Sellers desires to sell, transfer and otherwise convey, and the Buyer desires to purchase and assume, all of the assets of the Sellers related to the Business, on the terms and subject to the conditions of this Agreement.

AGREEMENT

In consideration of the above recitals and the promises set forth in this Agreement, the Parties agree as follows.

1.	Basic Transaction.
1.1

Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, the Buyer hereby purchases from the Sellers, and the Sellers hereby sell, transfer, convey and deliver to the Buyer, all right, title and interest in, to and under all of the assets of the Sellers related to the Business (collectively, the “Acquired Assets”), free and clear of all security interests, liens, claims, charges, restrictions and encumbrances of any nature except the Assumed Liabilities defined in Section 1.3 below, in exchange for the Purchase Price (defined below), including the following:

(a)

all of the equipment, tools, molds, dies and other items and materials owned by the Sellers and related to the Business, wherever located, including the assets identified on Schedule 1.1(a) to this Agreement, together with all related warranties, accessories and spare parts (collectively, the “Equipment”);

(b)

all inventories of supplies, raw materials, parts, finished goods, work-in-process, product prototypes, samples, product labels and packaging materials of the Sellers related to the Business, including the inventories identified on Schedule 1.1(b) (collectively, the “Inventory”);

(c)

all of the intellectual property related to the Business and its associated goodwill, including (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations; (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations and including all associated goodwill, and all applications, registrations and renewals; (c) all copyrightable works, all copyrights and all applications, registrations and renewals; (d) all mask works and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments (in whatever form or medium) (collectively, “Intellectual Property”) owned by, licensed to or otherwise controlled by the Sellers or used in, developed for use in or necessary to the conduct of the Business as now conducted or presently proposed to be conducted, including the Intellectual Property listed on Schedule 1.1(c);

(d)

the current telephone numbers, e-mail addresses, uniform resource locators, domain names and websites of the Seller and the listings for each related to the Business, including the website and related content found at www.CassCreek.com and any rights to software related to the foregoing, identified on Schedule 1.1(d) (collectively, “Addresses”);

(e)

all of the Sellers’ books, records and other documents and information related to the Business, including, all customer, prospect, dealer and distributor lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, product data, price lists, product demonstrations, quotes and bids and product advertising and brochures;

(f)	to the extent assignable, all permits, licenses and other governmental approvals held by the Sellers and related to the Business;
(g)

all accounts receivable, customer deposits, notes receivable or other amounts receivable arising from sales of merchandise or services to customers of the Business set forth on Schedule 1.1(g) (the “Receivables”);

(h)	the licenses, contracts and agreements listed as assumed contracts on Schedule 1.3;

(i)	all of Cass Creek’s cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a consistent basis;
(j)	all claims, causes of action, rights of recovery, rights of set off and rights of recoupment related to the Business; and
(k)	all goodwill and general intangibles associated with the Business.
1.2

Excluded Assets. The Buyer will not purchase and the Sellers will not sell any accounts receivable over 90 days old as of the Closing Date and the assets set forth on Schedule 1.2 (collectively, the “Excluded Assets”).

1.3

Assumed Liabilities. On the terms and subject to the conditions of this Agreement, the Buyer will assume only those liabilities of the Sellers which are set forth on Schedule 1.3, as of and from after the Closing Date (collectively, the “Assumed Liabilities”). The Seller is solely responsible and liable for making all payments due under, and curing all defaults arising under or relating to, the Assumed Liabilities prior to the Closing Date. The Assumed Liabilities exclude all other claims, indebtedness, liabilities or warranty work of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether secured or not secured and whether due or to become due, including any liability for taxes. Buyer will reduce the principal amount outstanding on the Promissory Note defined in Section 1.4(b) (and the next scheduled annual payment of principal) by the cost of parts and labor to service warranty claims, which exceed an aggregate of $10,000, on products sold by Sellers prior to the Closing.

In the event that the cost of parts and labor to service these warranty claims exceed such $10,000 amount, the Buyer agrees to give Sellers 30 days to rectify these warranty claims in a manner acceptable to the Buyer after notifying the Sellers of the same in writing.

1.4	Purchase Price. Each of the Members acknowledges that all consideration due to Sellers will be paid to Cass Creek. The Buyer agrees to pay to Cass Creek the following (the “Purchase Price”):
(a)	$1,560,000.00, as adjusted pursuant to Section 1.4(d)(i), on the Closing Date in cash by wire transfer or other immediately available funds (the “Closing Payment”);
(b)

$500,000, as adjusted pursuant to Sections 1.3, 1.4(c)(iv), 1.4(d) and Section 6.5, by a five year unsecured promissory note, which will be guaranteed by an individual acceptable to the Sellers, payable in annual payments on the first through fifth anniversaries of the Closing Date of $100,000 of principal plus interest accrued at 8% per annum (the “Promissory Note”) in the form attached hereto as Exhibit A. Payments will be made in cash by wire transfer or other immediately available funds; and

(c)	For purposes of this Agreement, the following capitalized terms will have the meanings set forth, unless the context clearly implies otherwise:
(i)

“Estimated Working Capital” means the current assets less the current liabilities of Cass Creek according to an estimated interim balance sheet as of the Closing Date prepared by the Sellers seven- (7) days before the Closing Date, estimating the Cass Creek balance sheet as of the Closing Date using generally accepted accounting principles (“GAAP”) consistently applied in comparison to Cass Creek’s most recent audited financial statements, except that all accounts receivable older than 90 days as of the Closing Date and all stale and obsolete inventory will be valued at zero dollars ($0).

(ii)

“Final Working Capital” means the current assets less the current liabilities of Cass Creek according to a final interim balance sheet as of the Closing Date, prepared by the Buyer within [60] days after the Closing Date using GAAP consistently applied in comparison to Cass Creek’s most recent audited financial statements, except that all accounts receivable older than 90 days as of the Closing Date and all stale and obsolete inventory as determined by Buyer in its sole discretion will be valued at zero dollars ($0).

(iii)	“Target Working Capital” means $505,000.00.
(iv)

“Working Capital Reconciliation” means the process by which Sellers may dispute the Final Working Capital. If the Sellers dispute the amount determined as Final Working Capital, and any changes to the Purchase Price and Promissory Note arising from determination of the Final Working Capital, they must notify the Buyer in writing on or before the 75th day following the Closing Date, and Sellers and Buyer must attempt to resolve the dispute. If they cannot resolve this dispute within 90 days after the Closing Date, the Buyer and the Sellers will submit this dispute to an “Independent Accountant” as defined in Section 1.4(c)(v) below. The Independent Accountant will render a decision regarding the Final Working Capital, which decision will be final and binding on the Buyer and the Sellers. The Independent Accountant will conduct such arbitration by reviewing the Estimated Working Capital and Final Working Capital calculations and their components with the understanding that the Estimated Working Capital and Final Working Capital amounts were calculated in accordance with this Section 1.4 applied on a consistent basis.

Each of the Sellers and the Buyer will bear their own costs and expenses for such arbitration (including legal and accounting fees and expenses). The fees and expenses of the Independent Accountant will be borne 50% by the Buyer and 50% jointly and severally by the Sellers.

(v)

“Independent Accountant” means the mutually acceptable accounting firm in Hennepin County, Minnesota to be appointed by Sellers and Buyer if they have not agreed to the Final Working Capital amount within 90 days after the Closing Date, to arbitrate the dispute and render a decision regarding the Final Working Capital, which decision will be final and binding on the Buyer and the Sellers. If no Independent Accountant is appointed within 110 days after the Closing Date, then, either Buyer or Sellers may petition the Hennepin County District Court to appoint the Independent Accountant.

(d)	The components of the Purchase Price will be adjusted as follows:
(i)

If the Estimated Working Capital is less than the Target Working Capital, the amount of the Closing Payment will be reduced by the difference of Target Working Capital less Estimated Working Capital and such adjustment will be a decrease to the Purchase Price (“Closing Payment Adjustment”). If Estimated Working Capital is greater than Target Working Capital, no change will be made to the Purchase Price or Closing Payment.

(ii)

If the Final Working Capital is greater than the Estimated Working Capital, Buyer will pay Sellers the difference of Final Working Capital less Estimated Working Capital (but in no event more than the Closing Payment Adjustment) within [10] days of Buyer’s receiving the Working Capital Reconciliation which will be an increase to the Purchase Price.

(iii)

If the Final Working Capital is less than the Estimated Working Capital, Buyer will reduce the amount of the Promissory Note (and the first payment of principal under the Promissory Note) by the difference of Target Working Capital less Final Working Capital within 10 days of Buyer’s receiving the amount of the Final Working Capital, and such adjustment will be a decrease to the Purchase Price.

1.5

Allocation of Purchase Price. The Parties agree to allocate the Purchase Price and all other capitalizable costs among the Acquired Assets for all purposes, including financial and tax purposes, in accordance with the allocation schedule set forth on Schedule 1.5, which will be adjusted as necessary to agree with the Final Working Capital determination.

1.6	The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will be effective as of 12:01 a.m. on the date set forth in the preface above (the “Closing Date”).
1.7	Buyer’s Deliveries at the Closing. The Buyer will make the following deliveries at the Closing:
(a)	Executed and acknowledged (if appropriate) certificates, instruments and documents that the Sellers and their counsel may reasonably request;
(b)	The Closing Payment to the Sellers;
(c)	The Promissory Note;
(d)	Executed Inventions Royalty Agreement (as defined in Section 2.1 below); and
(e)	Assignment and Assumption Agreement in the form attached as Exhibit B.
1.8	Sellers’ Deliveries at the Closing. The Sellers will make the following deliveries at the Closing:
(a)	Executed and acknowledged (if appropriate) certificates, instruments and documents that the Buyer and its counsel may reasonably request;
(b)	Executed Bill of Sale for the Acquired Assets in the form attached as Exhibit C.
(c)	Executed Inventions Royalty Agreement (as defined in Section 2.1 below);
(d)	Noncompetition Agreements from the Members and Todd E. Hallquist in the form attached as Exhibit D;
(e)	Technology Transfer Agreement in the form attached as Exhibit E; and
(f)	Opinion of Sellers’ Counsel in substantially the form attached as Exhibit F.
2.	Related Parties.
2.1

Inventions Royalty Agreement. Each of the Members (and an entity to be formed by them) (collectively “Inventors”) and Buyer will enter into an agreement providing that the Inventors expect to invent products intended for sale in the hunting, fishing and other outdoor recreation markets (“Invented Products”), for which will Buyer will be granted a right of first purchase (“Inventions Royalty Agreement”) in the form attached hereto as Exhibit G.

The Inventions Royalty Agreement will have a term of five years and will provide for Buyer to acquire any of the Invented Products for a 5% royalty on Buyer’s net wholesale invoice amounts to be paid to Inventors.

2.2

Bergstue Agreement. For a period of one year following the Closing Date, Buyer will make good faith efforts to enter into an agreement with Bergstue providing that Bergstue will provide advertising and promotion to Buyer on matters related to the products of the Business. The Buyer may ask Bergstue to attend trade shows, assist in key account sales presentations and or interface with outside designers on new products. Failure to finalize an agreement with Bergstue in spite of Buyer’s good faith efforts is not a breach of this Agreement.

3.

Representations and Warranties of the Sellers. Sellers, jointly and severally, represent and warrant to the Buyer that the statements contained in this Section 3 are correct and complete as of the Closing Date, except as set forth in the attached disclosure schedule accompanying this Agreement (the “Sellers’ Disclosure Schedule”). The Seller’s Disclosure Schedule will be arranged in paragraphs corresponding to the sections contained in this Section 3. For the purposes of this Section 3, “Knowledge” shall mean the actual knowledge of a Member or what a Member reasonably should have known if such Member used due care in the performance of his duties or could be expected to discover in the course of conducting a reasonable investigation regarding the accuracy of a representation or warranty.

3.1

Organization, Qualification and Power. Cass Creek is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York. Cass Creek is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where qualification is required. Cass Creek has full organizational power and authority and all permits and licenses necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage, and to own and use the properties owned and used by it. Lynn, Bergstue, and Streib are the only members and holders of issued and outstanding membership interests of Cass Creek.

3.2

Authorization of Transaction; Shareholders. Cass Creek has full power and authority, corporate or otherwise, to enter into and perform its obligations under this Agreement. In addition, the members, board of managers and managers of Cass Creek have duly authorized the execution and performance of this Agreement and the ancillary documents to which Cass Creek is a party. This Agreement and the ancillary agreements to which any the Sellers is a party constitute valid and legally binding obligations of the Sellers, as applicable, enforceable in accordance with their respective terms and conditions.

3.3

Noncontravention. To Sellers’ Knowledge, neither the execution and the delivery of this Agreement or the ancillary documents to which any of the Sellers is a party, nor the consummation of the contemplated transactions will (a) violate any law, order or regulation to which any of the Sellers is subject; (b) violate any provision of the organizational documents of Cass Creek; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of the Sellers is a party or is bound or to which any of the Sellers’ assets are subject.

3.4

Broker Fees. To Sellers’ Knowledge, none of the Sellers has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

3.5

Title to Assets; Sufficiency of Assets. On the Closing Date, the Acquired Assets are free and clear of all security interests, liens, encumbrances of any nature, infringements, licenses, liens or claims of third parties. Cass Creek or Members, as applicable, have good and marketable title to, a valid license to or a valid leasehold interest in the Acquired Assets. To Sellers’ Knowledge, the Acquired Assets constitute all of the assets used in or necessary for the operation of the Business as presently conducted.

3.6

Financial Statements. Attached to the Sellers’ Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (a) audited consolidated and unaudited consolidating balance sheets and statements of income, changes in members’ equity and cash flow as of and for the fiscal years ended December 31, 2005, and December 31, 2006, (the “Most Recent Fiscal Year End”) for the Seller and its Subsidiaries; and (b) unaudited consolidated and consolidating balance sheets and statements of income, changes in members’ equity and cash flow (the “Most Recent Financial Statements”) for the seven months ended July 31, 2007, (the “Most Recent Fiscal Month End”) for Cass Creek and its subsidiaries. To Sellers’ Knowledge, the Financial Statements (including the notes) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, present fairly the financial condition and the results of operations of Cass Creek and its Business for those periods, are correct and complete and are consistent with the books and records of Sellers related to the Business (which books and records are correct and complete). The Most Recent Financial Statements, however, are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

3.7

Events Subsequent to Most Recent Fiscal Year End; Undisclosed Liabilities. To Sellers’ Knowledge, since January 1, 2007, there has been no material adverse change in the business, financial condition, operations, and results of operations or future prospects of Cass Creek. To Sellers’ Knowledge, except as set forth on the Financial Statements, the Seller has no obligations or liabilities of any kind that would have a material adverse effect upon the Acquired Assets or to which the Acquired Assets are subject.

3.8

Legal Compliance; Litigation. To Sellers’ Knowledge, the Sellers have complied with all applicable laws related to the Business, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced or, to the knowledge of the Sellers, alleged against them in any way related to the Business. To Sellers’ Knowledge, there are no pending or threatened claims, actions, suits, proceedings, hearings or investigations affecting the Acquired Assets. To Sellers’ Knowledge, the Sellers and the Business are not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or governmental agency.

3.9

Tax Matters. The Sellers have filed all tax returns that they were required to file related to the Business. All such tax returns were correct and complete. The Sellers have paid all federal, state, local or foreign taxes owed by the Sellers, whether or not disputed.

3.10	Intellectual Property.
(a)

Sellers collectively own or have the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the Business of Sellers as presently conducted. Each item of Intellectual Property owned or used by Sellers immediately before the Closing will be owned or available for use by the Buyer on identical terms and conditions immediately after the Closing.

(b)

To the Seller’s Knowledge, none of the Sellers has interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties. To Sellers’ Knowledge, none of Sellers has received any charge, complaint, claim, demand or notice alleging any such infringement or misappropriation (including any claim that any of the Sellers must license or refrain from using any Intellectual Property rights of any third party). As of the Closing Date, to the Seller’s Knowledge, no third party is interfering or misappropriating any Intellectual Property rights of the Sellers.

(c)

To Sellers’ Knowledge, Schedule 3.10(c) attached to this Agreement and incorporated by reference, identifies the following: (i) each patent, copyright, trademark or registration that has been issued to the Sellers for any Intellectual Property; (ii) each pending patent, copyright or trademark application or application for registration that Sellers has made for any of their Intellectual Property; (iii) each license, agreement or other permission that each of the Sellers has granted to any third party with respect to Intellectual Property (together with any exceptions); (iv) each trade name or unregistered trademark used by the Sellers in connection with the Business; and (v) each trade secret used by the Sellers in connection with the Business.

(d)

To Sellers’ Knowledge, Sellers have delivered to the Buyer correct and complete copies of all such patents, trademarks, copyrights, registrations, applications, licenses, agreements, permissions and trade secrets (as amended to date) listed in Schedule 3.10(c) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each item. With respect to each item of Intellectual Property required to be identified in Schedule 3.10(c): (i) the Sellers possess all right, title and interest in and to the item, free and clear of any security interest, license or other restriction not disclosed to Buyer; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge of any governmental authority; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Sellers Knowledge, is threatened that challenges the legality, validity, enforceability, use or ownership of the item; and (iv) to Sellers’ Knowledge, other than in the ordinary course of business, Sellers have never agreed to indemnify any Person for or against any infringement or misappropriation with respect to the item.

(e)

To Sellers’ Knowledge, Schedule 3.10(e) attached to this Agreement and incorporated by reference, identifies each item of Intellectual Property that any third party owns and that any of the Sellers uses pursuant to license, sublicense, agreement or permission, in each case other than commercially available software. Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date) identified in such Schedule.

(f)

To Sellers’ Knowledge, with respect to each item of Intellectual Property required to be identified in Schedule 3.10(e) to the extent related to an Acquired Asset: (i) the license, sublicense, agreement or permission covering the item is a legal, valid, binding, enforceable obligation of Sellers and in full force and effect; (ii) the license, sublicense, agreement or permission will continue to be a legal, valid, binding, enforceable obligation of Buyer and in full force and effect on identical terms following the consummation of the contemplated transactions; (iii) Sellers are not party to a license, sublicense or agreement that is in breach or default, and no event has occurred with respect to Sellers, or with respect to any other party thereto that, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration.

(g)

None of the Members and the directors, managers and officers (and employees with responsibility for Intellectual Property matters) of Cass Creek has any Knowledge of any new products, inventions, procedures or methods of manufacturing or processing that any competitors or other Persons have developed that reasonably could be expected to supersede or make obsolete any product or process of the Sellers.

3.11

Tangible Assets. To Sellers’ Knowledge, the Sellers own or lease all machinery, equipment and other tangible assets necessary for the conduct of the Business as conducted and as presently proposed to be conducted. To Sellers’ Knowledge, each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

3.12

Inventory. The Inventory consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, past the expiration date, damaged or defective.

3.13

Contracts. To Sellers’ Knowledge, Schedule 3.13 lists all material contracts and other agreements, whether written or oral, to which any of the Sellers is a party and that are Acquired Assets. Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Schedule 3.13 and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 3.13. With respect to each such agreement (a) the agreement is legal, valid, binding, enforceable obligation of the Sellers and in full force and effect, (b) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, (c) no other party is in breach or default, and (d) no event has occurred that, with notice or lapse of time, would constitute a breach or default by Sellers, or permit termination, modification, or acceleration, under the agreement as a result of an action or inaction by the Sellers.

3.14

Product Warranty. To Sellers’ Knowledge, the Sellers have provided the Buyer with copies of all the standard terms and conditions of sale or lease for Cass Creek (containing applicable guaranty, warranty and indemnity provisions). To Sellers’ Knowledge, each product manufactured, sold, leased or delivered by Cass Creek: (a) has been in conformity with all applicable contractual commitments and all express and implied warranties; (b) has presented no liability to the Sellers (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any liability) for replacement or repair or other damages; and (c) is not subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease.

3.15

Product Liability. To Sellers’ Knowledge, the Sellers have no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Sellers.

3.16

Employment Matters. To Sellers’ Knowledge, the Sellers have complied in all respects with all laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Sellers are not a party to or bound by any collective bargaining agreement, nor has Cass Creek experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To Sellers’ Knowledge, the Sellers have not committed any unfair labor practice. To Sellers’ Knowledge, none of the Sellers has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Cass Creek.

3.17

Employee Benefits. To Sellers’ Knowledge, the Sellers are not and have not been in violation in form and in operation of any provision of the Employee Retirement Income Security Act of 1974, as amended or any other law or regulation relating to any employee benefit plan.

3.18	Guaranties. To Sellers’ Knowledge, the Sellers are not guarantors or otherwise responsible for any liability or obligation (including indebtedness) of any other person or entity.
3.19

Environmental. To Sellers’ Knowledge, the Sellers have complied and are in compliance with all environmental, health and safety laws, including all federal, state, local and foreign laws, administrative orders, determinations and regulations concerning public health and safety, workers health and safety, and pollution or protection of the environment.

3.20

Business Relationships. To Sellers’ Knowledge, none of the Members or their affiliates has been involved in any business arrangement or relationship with Cass Creek within the past 12 months other than as member, officer/manager, board member or employees of Seller, and none of Sellers’ Affiliates other than the Sellers owns any asset, tangible or intangible, that is used in the Business.

3.21

Consents. To Sellers’ Knowledge, no consent approval, authorization or order of any court, governmental agency or body, or third party is required for the Sellers to consummate the transactions contemplated by this Agreement.

3.22

Other Information. To Sellers’ Knowledge, the information concerning the Sellers set forth in this Agreement and the schedules and exhibits attached to this Agreement and any statement or certificate of the Sellers furnished or to be furnished to the Buyer pursuant to this Agreement, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

4.	Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this Section 4 are correct and complete as of the date of this Agreement.
4.1

Organization, Qualification and Power. The Buyer is a Minnesota corporation, duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where qualification is required. The Buyer has full corporate power and authority and all permits and licenses necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage, and to own and use the properties owned and used by it.

4.2

Authorization of Transaction. The Buyer has full power and authority, corporate or otherwise, to enter into and perform its obligations under this Agreement. In addition, the board of directors has duly authorized the execution and performance of this Agreement and the ancillary documents to which the Buyer is a party. This Agreement and the ancillary documents to which the Buyer is a party constitute valid and legally binding obligations of the Buyer, enforceable in accordance with their respective terms and conditions.

4.3

Cass Creek Bank Letter of Credit. The Buyer acknowledges that Cass Creek has a bank letter of credit which is used to finance Cass Creek’s inventory. The outstanding amount of the line of credit is a component of the Target Working Capital. The bank has a lien on Cass Creek’s assets. In order for the bank to release its lien on the assets, Buyer must pay off the line of credit at Closing.

5.	Covenants. The Parties agree as follows with respect to the period following the Closing:
5.1

General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

5.2

Notices and Consents. The Sellers will give any required notices to third parties, and the Sellers will use their reasonable best efforts to obtain any third party consents, that are necessary or that the Buyer reasonably may request. Each of the Parties will give any notices to, make any filings with and use its reasonable best efforts to obtain any authorizations, consents and approvals of any governmental authority necessary in connection with the transactions contemplated by this Agreement.

5.3

Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement and its contemplated transactions, each of the Parties will take such further action (including the execution and delivery of further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification under Section 6 of this Agreement).

5.4

Litigation Support. In the event any Party is contesting or defending an action, suit, proceeding, hearing, investigation, charge complaint or demand in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, transaction or failure to act on or prior to the Closing Date involving the Sellers, each of the other Parties will cooperate with the contesting or defending Party, including providing testimony and access to books or records, all at the sole cost of the defending or contesting Party (unless the defending or contesting Party is entitled to indemnification under Section 5.5(a) of this Agreement).

5.5	Transition; Transfer of Assets.
(a)

None of the Sellers or their affiliates will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Sellers from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Sellers prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the Business to the Buyer from and after the Closing.

(b)

The Sellers shall assist the Buyer (i) in the transfer and set up of the tangible Acquired Assets identified by the Buyer at the Buyer’s designated facilities, and (ii) train the Buyer’s employees in the use of the Acquired Assets and other aspects of the Business. Specifically, Lynn and Hallquist agree to provide an aggregate of 200 hours service during the four month period following the Closing Date (apportioned between Lynn and Hallquist at Buyer’s sole discretion) without consideration beyond the Purchase Price. The Buyer agrees to pay the Members’ pre-approved out of pocket costs related to such transition assistance which will be provided at such locations as Buyer directs (a Member’s travel costs will be reimbursed, but travel time will be non-compensatory and will not count toward the 200 hours).

(c)

The Seller agrees to assist the Buyer after closing by providing the services of Jim Streib (warehouse manager), Kay Streib (warehouse shipping department), Dene Lindquist (part-time warehouse shipper), and Lee O’Brien (part-time warehouse shipper), Helen Lynn (accountant), and Dave Rishell (controller) to provide their normal services that were previously provided the Sellers to the new Buyer for a period of up to 90 days. In addition, the Seller has the option of using the services of Tom Bergstue and/or his agency, known as Bergstue and Associates Advertising, Incorporated, either on a direct basis or through the Buyer for a period of up to 90 days.

The fees for such services, provided by or through the Buyer, will be cost plus 15% for overhead. Any billing for these services is subject to the approval of the Buyer and these additional services may be terminated at any time at the Buyer’s sole discretion.

(d)

Sellers agree to make available Cass Creek’s location for a period of [30] days following the Closing Date to facilitate the transition, without additional cost to the Buyer. Buyer may use the location for an additional 60 days in exchange for payment to Cass Creek of its cost. Sellers also agree and will allow Buyer to use Sellers’ personnel and equipment, during normal business hours at Seller’s cost plus fifteen percent (15%) for overhead, to load Inventory for shipment to Buyer’s location during the 90 day period, receive and ship orders, and perform any normal business functions that are requested by the Buyer. The Sellers’ employees, Jim Streib, Kay Streib, Dene Lindquist, Lee O’Brien, Tom Bergstue, and Todd Hallquist have expressed an interest in being available to attend trade shows for the Buyer. It shall be the Buyer’s sole responsibility to negotiate any pay, benefits, or travel reimbursement if they desire them to perform this service or any other service for them. Neither the Buyer nor the Sellers shall be obligated to purchase or provide these services.

5.6

Confidentiality. Any information concerning the business and affairs of the Sellers that is not already generally available to the public is considered to be confidential information (the “Confidential Information”). The Parties will treat and hold as such all of the Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement and the transactions contemplated by this Agreement or with the written consent of the other Parties.

5.7

Covenant Not to Compete. For a period of five years from and after the Closing Date, none of the Sellers, their affiliates or Todd E. Hallquist will engage directly or indirectly (except having less than 1% ownership of the outstanding stock in any publicly-traded corporation) in the manufacturing, development or distribution of electronic game call devices worldwide. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.7 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

5.8	Nonsolicitation; Non-Hire and Noninterference. For a period of five years from and after the Closing Date, none of the Sellers and their affiliates will directly or indirectly: (a) induce or attempt to induce any person hired by the Buyer or its affiliates (each, a “Hired Employee”) to leave the employ of the Buyer and its affiliates, or in any way interfere adversely with the relationship between any Hired Employee and the Buyer and its affiliates, (b) induce or attempt to induce any Hired Employee to work for, render services or provide advice to or supply confidential business information or trade secrets of the Buyer and its affiliates to any person or entity, (c) employ, or otherwise pay for services rendered by, any Hired Employee in any business enterprise with which any of the Sellers and their affiliates may be associated, connected or affiliated, or (d) induce or attempt to induce any customer, supplier, licensee, licensor or other person or entity having a business relationship with the Sellers or their affiliates to cease doing business with the Buyer and its affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other such person or entity and the Buyer and its affiliates. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.8 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.	Remedies for Breaches of this Agreement.
6.1

Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained in this Agreement will be subject to the following survival periods: (a) the representations and warranties of the Sellers contained in Sections 3.1 through 3.5 and 3.9 and of the Buyer (each a “Fundamental Representation,” and collectively the “Fundamental Representations”) will survive the Closing and continue in full force and effect indefinitely after the Closing; and (b) the other representations and warranties of the Sellers contained in this Agreement (each, a “Standard Representation,” and collectively, the “Standard Representations”)will survive the Closing and continue in full force and effect for a period of two years after the Closing; and (c) the covenants set forth in this Agreement shall survive for the applicable statute of limitations, unless a longer or shorter period of survival is specifically set forth in this Agreement.

6.2

Indemnification Provisions for Benefit of the Buyer. In the event any of the Sellers breach (or in the event any third party alleges facts that, if true, would mean any of the Sellers has breached) any representations, warranties or covenants contained in this Agreement, and if there is an applicable survival period pursuant to Section 6.1 (provided that the Buyer makes a written claim for indemnification against any of the Sellers within the survival period), then each of the Sellers agrees to indemnify the Buyer and its officers, directors, employees, agents and affiliates (collectively, the “Buyer Parties”) from and against the entirety of any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorney fees and expenses (collectively, “Adverse Consequences”) any of the Buyer Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer Parties may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by such breach (or alleged breach), including any Liability of the Sellers that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, under environmental, health and safety requirements, or otherwise by operation of law). Sellers’ indemnification obligations for breach of the Standard Representations shall be limited to the amount to be outstanding(including interest) under the Promissory Note in accordance with its terms at the time a claim is made, whether or not scheduled payments or prepayments have been made.

6.3

Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any representations, warranties or covenants contained in this Agreement, and if there is an applicable survival period pursuant to Section 6.1, provided that any of the Sellers makes a written claim for indemnification against the Buyer within the survival period, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Sellers may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of or caused by such breach (or alleged breach).

6.4	Matters Involving Third Parties.
(a)

If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 6, then the Indemnified Party shall promptly notify each Indemnifying Party in writing. Delay on the part of the Indemnified Party in notifying any Indemnifying Party shall not relieve the Indemnifying Party from their obligation unless (and then solely to the extent) the Indemnifying Party is prejudiced.

(b)

Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the

Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)

So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d)

If any of the conditions in Section 6.4(b) above is not or is no longer satisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 6.

6.5	Adjustment to Purchase Price. All indemnification payments under this Section 6 will be deemed adjustments to the Purchase Price which may be offset against the Promissory Note.
6.6	Rights of Offset. If the Buyer suffers any Adverse Consequences, the Buyer shall be entitled to offset and deduct the amount of such Adverse Consequences from the Promissory Note and the next principal payment due under the Promissory Note.

6.7

Other Indemnification Provisions. The above indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy (including without limitation any such remedy arising under Environmental, Health and Safety Requirements) any Party may have with respect to the Sellers or the transactions contemplated by this Agreement. Each of the Sellers agrees that he or it will not make any claim for indemnification against any of the Buyer by reason of the fact that he, she or it was a director, officer, employee or agent of any of the Sellers or was serving at the request of the entity as a partner, trustee, director, officer, employee or agent of another entity (whether the claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether the claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Buyer Parties against the Sellers (whether the action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable law or otherwise).

7.	Miscellaneous.
7.1	No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.
7.2

Entire Agreement. This Agreement and any documents, certificates or other instruments delivered pursuant to this Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

7.3

Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations under this Agreement without the prior written approval of the other Parties.

7.4

Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and by facsimile.

7.5

Notices. All notices, requests, demands, claims and other communications under this Agreement will be in writing. Any notice, request, demand, claim or other communication under this Agreement will be deemed duly delivered and received two business days after it is sent by facsimile, email, reputable overnight delivery service (e.g., Federal Express®), registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to Sellers:	Copy to:

Cass Creek International, LLC	Sellstrom Law Firm, LLP
1881 Lyndon Blvd	9-11 East Fourth Street, P.O. Box 50
Falconer, NY 14733	Jamestown, NY 14702
Attn: Gary R. Lynn	Attn: Stephen E. Sellstrom
Facsimile: _________	Facsimile: (716) 484-2133
Email: sellstromlaw@prodigy.net

If to the Buyer:	Copy to:

Nature Vision, Inc.	Gray, Plant, Mooty, Mooty & Bennett, P.A.
1480 Northern Pacific Road	500 IDS Center
Brainerd, MN 56401	80 South Eighth Street
Attn: Jeffrey P. Zernov	Minneapolis, MN 55402
Facsimile: (218) 825-0721	Attn: Jeffrey C. Anderson, Esq.
Email: jzernov@naturevisioninc.com	Facsimile: (612) 632-4002
Email: jc.anderson@gpmlaw.com

Any Party may send any notice, request, demand, claim or other communication to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications under this Agreement are to be delivered by giving the other Parties notice in the manner set forth in this Agreement.

7.6

Governing Law; Arbitration. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule. Any dispute among the Parties arising under, out of, or in connection with or in relation to this Agreement or any ancillary documents will be submitted to binding arbitration under the authority of the Federal Arbitration Act and will be arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”); provided, that the Parties will be entitled to conduct discovery as set forth in the Minnesota Rules of Civil Procedure and the arbitrator will have the power to compel discovery. The arbitration will take place before a single arbitrator in Minneapolis, Minnesota, or at such other place as is mutually agreed to by the Parties. Arbitration will be commenced by a Party giving written notice to the other Party stating the grounds of the dispute, the relief sought and that the dispute is being arbitrated under this Section 7.6. If the Parties cannot mutually select an arbitrator and agree to administration of the arbitration within 30 days after written notice is given, then the arbitration will be administered by the AAA. The decision of the arbitrator will be final and binding on all the parties to the dispute; however, the arbitrator may not under any circumstances assess punitive or exemplary damages. A judgment may be entered upon the arbitration award by any state or federal court in Minnesota. The prevailing Party will be entitled to its costs and expenses of arbitration including, without limitation, reasonable attorney fees.

7.7

Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement.

7.8

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

7.9

Expenses. Whether or not the transactions under this Agreement are consummated, the Buyer, the Sellers will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and these transactions.

7.10

Press Releases and Public Announcements. No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party.

7.11

Specific Performance. Each of the Parties acknowledges and agrees that each other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party is entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement by applying to state or federal court in Hennepin County, Minnesota or other court of general jurisdiction for injunctive relief only, together with recovery of reasonable attorney fees and other costs incurred in obtaining injunctive relief. The court will refer proceedings to the arbitrator to determine whether any injunctive relief issued will be made permanent or be dissolved. The arbitrator’s findings will be binding and conclusive upon the parties.

7.12

Tax Matters. The Sellers are responsible for and will pay all federal, state and local taxes relating to the transactions contemplated by this Agreement, including without limitation, any income, payroll, employment, excise, real property, personal property, sales use or transfer tax, except those taxes based on Buyer’s net income.

{REMAINDER OF THIS PAGE IS BLANK. SIGNATURE PAGE FOLLOWS.}

            The Parties have executed this Asset Purchase Agreement to be made effective as of the date first above written.

BUYER: NATURE VISION, INC.

/s/ Jeffrey P. Zernov
Name:	Jeffrey P. Zernov
Title:	President

SELLERS: CASS CREEK INTERNATIONAL, INC.

/s/ Gary R. Lynn
Name:	Gary R. Lynn
Title:	Managing Member

BERGSTUE

/s/ John T. Bergstue
John T. Bergstue, individually

STREIB

/s/ James G. Streib
James G. Streib, individually

LYNN

/s/ Gary R. Lynn
Gary R. Lynn, individually

[SIGNATURE PAGE TO NATURE VISION, INC. /CASS CREEK INTERNATIONAL ASSET PURCHASE AGREEMENT]